Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Drilling Tools International Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	Other(2)	2,221,594(3)	$3.72(4)	$8,264,330	$110.20 per $1,000,000	$911

Equity	Common stock, par value $0.0001 per share	Other(2)	140,136(3)	$8.76(4)	$1,227,591	$110.20 per $1,000,000	$135

Equity	Common stock, par value $0.0001 per share	Other(5)	2,976,857(6)	$4.09(7)	$12,163,438	$110.20 per $1,000,000	$1,341

Total Offering Amounts							$2,387

Total Fee Offsets							—

Net Fee Due							$2,387

(1)

Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to register any additional shares of common stock of the Registrant (“Common Stock”) that become issuable under the Registrant’s 2023 Omnibus Incentive Plan (the “Plan”) by reason of any stock split, stock dividend or similar transaction.

(2)	Rule 457(h).
(3)	Represents shares of Common Stock underlying stock options granted pursuant to the Plan.
(4)	Based on the exercise price for outstanding options granted pursuant to the Plan as of the date of this registration statement.
(5)	Rules 457(c) and Rule 457(h).
(6)

Represents shares of Common Stock reserved for issuance to participants pursuant to the Plan, including but not limited to stock awards, stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards and other stock-based awards.

(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on August 25, 2023 (such date being within five business days of the date that this registration statement was filed with the SEC).